Exhibit 4.12

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

$40,000,000 First Mortgage 5.89% Bonds, Series WW due June 15, 2041

and

up to
$60,000,000 in Additional Aggregate Principal Amount of
First Mortgage Bonds

__________________

BOND PURCHASE AGREEMENT

__________________

Dated February 4, 2011

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SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates of the Company, Directors and Senior Officers of the Company, and Restrictive Agreements of Material Subsidiaries

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Litigation; Observance of Agreement, Statutes and Orders

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Debt; Future Liens

SCHEDULE 5.19	—	Environmental Matters

EXHIBIT A	—	Form of Forty-Eighth Supplemental Indenture

EXHIBIT 4.4(a)	—	Matters to be Covered in Opinion of Vermont Counsel for the Company

EXHIBIT 4.4(b)	—	Matters to be Covered in Opinion of New Hampshire Counsel for the Company

EXHIBIT 4.4(c)	—	Matters to be Covered in Opinion of Connecticut Counsel for the Company

EXHIBIT 4.4(d)	—	Matters to be Covered in Opinion of Maine Counsel for the Company

EXHIBIT 4.4(e)	—	Matters to be Covered in Opinion of New York Counsel for the Company

EXHIBIT 4.15	—	Form of Purchaser Information Report

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CENTRAL VERMONT PUBLIC SERVICE CORPORATION
77 GROVE STREET
RUTLAND, VERMONT  05701
E-MAIL ADDRESS: rcook@cvps.com and jmckear@cvps.com

$40,000,000 First Mortgage 5.89% Bonds, Series WW due June 15, 2041
and
up to
$60,000,000 in Additional Aggregate Principal Amount of
First Mortgage Bonds

February 4, 2011

To the Purchasers whose names
appear at the end hereof:

Ladies and Gentlemen:

Central Vermont Public Service Corporation, a Vermont corporation (the “Company”), agrees with each of the purchasers whose name appears at the end hereof (each, a “Purchaser” and collectively, the “Purchasers”) as follows:

SECTION 1.	AUTHORIZATION OF BONDS.

The Company (i) will authorize the issue and sale of $40,000,000 aggregate principal amount of its First Mortgage 5.89% Bonds, Series WW, due June 15, 2041 (the “Series WW Bonds”) and (ii) may from time to time authorize the issue and sale of one or more series of up to $60,000,000 additional aggregate principal amount of its First Mortgage Bonds, each of the series designated by the Company (the “Other Bonds”), in each case under and secured by the Indenture of Mortgage dated as of October 1, 1929 (hereinafter called the “Original Indenture”), between the Company and the trustee named therein, as heretofore supplemented and amended by indentures supplemental thereto and amendatory thereof, including (A) the Forty-Fourth Supplemental Indenture dated as of June 15, 2004, entered into by the Company and the Trustee, which amended, supplemented and restated the Original Indenture and the prior supplemental indentures, (B) the Forty-Fifth Supplemental Indenture dated as of July 15, 2004, entered into by the Company and the Trustee, (C) the Forty-Sixth Supplemental Indenture dated as of May 1, 2008, entered into by the Company and the Trustee, (D) the Forty-Seventh Supplemental Indenture dated as of December 1, 2010, entered into by the Company and the Trustee, (E) a supplemental indenture to be entered into by the Company and the Trustee with respect to the Series WW Bonds, which shall be substantially in the form attached hereto as Exhibit A (the “Forty-Eighth Supplemental Indenture”), (F) a supplemental indenture to be entered into by the Company and the Trustee with respect to each series of Other Bonds, which shall be in a form acceptable to the Purchasers in their sole discretion (each, an “Other Bonds Supplemental Indenture”), and (G) a supplemental indenture to be entered into by the Company and the Trustee with respect to each other series of the Company’s First Mortgage .

Bonds that the Company may issue and sell prior to the issue and sale of the Series WW Bonds or any series of Other Bonds.  The Series WW Bonds, which shall be issued pursuant to the provisions hereof, and the Other Bonds, which may from time to time be issued pursuant to the provisions hereof, are collectively referred to as the “Bonds”.  The Original Indenture as supplemented, amended and restated and further supplemented as described above is referred to herein as the “Indenture.”  The Indenture constitutes a direct mortgage lien upon the franchises of the Company and upon the properties therein described as intended to be mortgaged, subject only to the exceptions set forth in the granting clauses of the Indenture and Permitted Encumbrances.  The Series WW Bonds shall be substantially in the form set forth in Exhibit A to the Forty-Eighth Supplemental Indenture.  Each series of Other Bonds shall be in a form acceptable to the Purchasers in their sole discretion.  Certain capitalized terms used in this Agreement are defined in Section 14. Any other capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented

SECTION 2.	SALE AND PURCHASE OF BONDS.

Section 2.1. Series WW Bonds.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the Series WW Bonds in the principal amount specified opposite such Purchaser’s name in such Purchaser’s Purchaser Information Report provided in accordance with Section 4.15 for such Closing, at the purchase price of 100% of the principal amount thereof, and issued pursuant to the Indenture, including the Forty-Eighth Supplemental Indenture.

Section 2.2. Other Bonds.

(a) Subject to the terms and conditions of this Agreement, the Company may from time to time, in its sole discretion, issue and sell to each Purchaser and each Purchaser may from time to time, in its sole discretion, purchase from the Company, at one or more Closings provided for in Section 3, one or more series of Other Bonds in the principal amount specified opposite such Purchaser’s name in such Purchaser’s Purchaser Information Report provided in accordance with Section 4.15 for each Closing, and issued pursuant to the Indenture, including, in each case, an Other Bonds Supplemental Indenture.

(b) The Purchasers are willing to consider, in their sole discretion and within limits which may be authorized for purchase by each Purchaser from time to time, the purchase of Other Bonds.  Notwithstanding the willingness of the Purchasers to consider purchases of such Other Bonds, this Agreement is entered into on the express understanding that Purchasers shall not be obligated to make or accept offers to purchase any Other Bonds, or to quote terms and conditions with respect to specific purchases.

(c) The Company may from time to time, in its sole discretion, request that the Purchasers provide to the Company, and within 30 days after such request the Purchasers may, in their sole discretion, provide to the Company, the terms and conditions (including without limitation spreads, prices, maturities, and Closing Date) under which the Purchasers may, in their sole discretion, consider purchasing one or more series of Other Bonds in the aggregate principal amount or amounts that the Company shall have indicated in its request.  Terms and conditions so provided shall not constitute an offer to purchase Other Bonds, and such Purchaser shall not be obligated to purchase Other Bonds under the specified terms and conditions.  Terms and conditions so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the day indicated by the Purchasers (which day shall be at least one day after the date such information is provided).  If the Company and the Purchasers agree in writing (which may be by electronic means) to the terms and conditions (including without limitation spreads, prices, maturities, and Closing Date) under which Other Bonds shall be issued and sold, the Other Bonds shall be issued and sold by the Company and purchased by the Purchasers under such terms and conditions in accordance with this Agreement.

Section 2.3. Purchasers’ Obligations Several and Not Joint.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSINGS.

(a) Each sale and purchase of the Bonds hereunder shall occur at the offices of Day Pitney LLP, 242 Trumbull Street, Hartford, Connecticut 06103, at 10:00 a.m. Eastern time, at a closing (each, a “Closing”) on a date (with respect to a Closing, the “Closing Date”) with respect to which the applicable conditions in thisSection 3 shall have been satisfied.  At each Closing the Company will deliver to each Purchaser the applicable Bonds to be purchased by such Purchaser in the form of a single Bond (or such greater number of Bonds in denominations of at least $1,000 as such Purchaser may request) dated the date of the applicable Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 459681004667 at KeyBanc 2025 Ontario St., Cleveland, OH 44115, ABA 211672531, Account Name – Central Vermont Public Service Corp.  If at any Closing the Company shall fail to tender the applicable Bonds to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

(b) The sale and purchase of the Series WW Bonds to be purchased by each Purchaser shall occur on June 15, 2011 or on such other Business Day as may be agreed upon by the Company and the Purchasers.

(c) The sale and purchase of each series of Other Bonds to be issued and sold hereunder shall be subject to satisfaction of the following conditions:

(i) the Company and the Purchasers shall have agreed to the terms and conditions (including without limitation spreads, prices, maturities, and Closing Date) under which such series of Other Bonds shall be issued and sold pursuant to Section 2.2(c),

(ii) the sale and purchase of each series of Other Bonds shall occur on the Closing Date agreed to by the Company and the Purchasers pursuant to Section 2.2(c), which date shall be a Business Day not later than the earlier of (A) December 31, 2012 and (B) the 30th day after the Purchasers give to the Company, or the Company gives to the Purchasers, a written notice stating that the Company or the Purchasers, as the case may be, have elected to terminate the issuance and sale of Other Bonds pursuant to this Agreement,

(iii) the aggregate principal amount of Other Bonds issued and sold on each Closing Date shall not be less than $5,000,000, and

(iv) the aggregate principal amount of Other Bonds issued and sold on all Closing Dates shall not exceed $60,000,000.

SECTION 4.	CONDITIONS TO EACH CLOSING.

Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and at the time of such Closing.

Section 4.2. Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Indenture required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of Bonds at such Closing (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2, 4.9, 4.11, and 4.13 have been fulfilled.

(b) Secretary’s Certificate.  The Company shall have delivered to such Purchaser a certificate dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds to be issued and sold at such Closing, the supplemental indenture providing for the issuance of such Bonds, as the case may be, and this Agreement.

Section 4.4. Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Jeanne E. Burns, Associate Corporate Counsel and Vermont counsel for the Company, covering the matters set forth in Exhibit 4.4(a); (b) from Ransmeier & Spellman PC, New Hampshire counsel for the Company, covering the matters set forth in Exhibit 4.4(b); (c) from Murtha Cullina LLP, Connecticut counsel for the Company, covering the matters set forth in Exhibit 4.4(c); (d) from Verrill Dana LLP, Maine counsel for the Company, covering the matters set forth in Exhibit 4.4(d); (e) from Loeb & Loeb LLP, New York counsel for the Company, covering the matters set forth in Exhibit 4.4(e); (each of the opinions listed in clauses (a) through (e) above (1) shall also cover such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request and the Company hereby instructs each of such counsel to deliver such opinions to such Purchaser and (2) may, with respect to the Other Bonds, be rendered by other counsel for the Company approved in writing by such Purchaser, which approval shall not be unreasonably withheld); and (f) from Day Pitney LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted by Applicable Law, Etc.  On the date of each Closing such Purchaser’s purchase of the Bonds to be issued and sold at such Closing shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of All Bonds to be Sold at Such Closing.  Contemporaneously with such Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Bonds to be purchased by it at such Closing as specified in the Purchaser Information Reports provided in accordance with Section 4.15 for such Closing.

Section 4.7. Payment of Special Counsel Fees.  Without limiting the provisions of Section 9.1, the Company shall have paid, on or before such Closing, the fees, charges and disbursements of the Purchasers’ special counsel referred to in clause (f) of Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to such Closing.

Section 4.8. Private Placement Number.  A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Bonds to be issued and sold at such Closing.

Section 4.9. Changes in Corporate Structure.  The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions.  If the Company’s bank account information for wire transfers provided in Section 3 has changed, at least three Business Days prior to the Closing Date, the Company shall have provided such Purchaser written instructions signed by a Responsible Officer on letterhead of the Company providing alternative information (which alternative information shall include (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Bonds to be issued and sold at such Closing is to be deposited).

Section 4.11. No Modification of Indenture.  Since the date of this Agreement, the Company shall not have amended, supplemented, restated, or otherwise modified the Indenture in any manner that, materially adversely affects the Company’s First Mortgage Bonds or materially adversely affects or materially diminishes the rights of the holders of the Company’s First Mortgage Bonds against the Company or against its property.

Section 4.12. Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the supplemental indenture providing for the issuance of the Bonds to be issued and sold at such Closing and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or its special counsel may reasonably request.

Section 4.13. Execution and Delivery and Filing and Recording of Supplemental Indenture.  The supplemental indenture providing for the issuance of the Bonds to be issued and sold at such Closing shall have been duly executed and delivered and shall have been

(a) duly recorded in Rutland, Vermont (and financing statements in respect thereof shall have been filed, if necessary),

(b) forwarded via United States certified mail or delivered for recording to all such other locations in Vermont, and

(c) duly recorded in New Hampshire, New York, Maine and Connecticut (and financing statements in respect thereof shall have been filed, if necessary)

all in such manner and in such places as is required by law (and no other instruments are required to be filed) to establish, preserve, perfect and protect the direct security interest and lien created by the Indenture on all Mortgaged Property and franchises of the Company referred to in the Indenture as subject to the direct mortgage lien thereof and the Company shall have delivered satisfactory evidence of such recordings and filings in the form of a certificate as provided for in Section 4.3(a) of this Agreement and legal opinions as provided for in Section 4.4 of this Agreement.

Section 4.14. Regulatory Approvals.  The issue and sale of the Bonds to be issued and sold at such Closing shall have been duly authorized by an order of the Vermont Public Service Board (the “VPSB”) and such order shall be in full force and effect on, and all appeal periods applicable to such order shall have expired prior to, the Closing Date.  The Company shall deliver satisfactory evidence in the form of legal opinions as provided for in Section 4.4 of this Agreement that orders have been obtained approving the issuance of such Bonds from the Public Utility Commissions of New Hampshire, New York, and Maine and the Connecticut Department of Public Utility Control or that such governmental bodies shall have waived jurisdiction thereof and such approval or waiver shall not be contested or subject to review, or that such governmental bodies do not have jurisdiction.

Section 4.15. Purchaser Information Reports.  The Company shall have requested from the Purchasers and the Purchasers shall have provided to the Company a completed information report for each Purchaser purchasing the Bonds to be issued and sold at such Closing, which report shall include the information for such Purchaser set forth in, and be substantially in the form attached hereto as, Exhibit 4.15 (each a “Purchaser Information Report”).

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has (or, in the case of any Other Bonds Supplemental Indenture or Other Bonds, prior to the applicable Closing Date will have) the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Forty-Eighth Supplemental Indenture, any Other Bonds Supplemental Indenture, and the Bonds and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc.  This Agreement, the Indenture and the Bonds have been (or, in the case of any Other Bonds Supplemental Indenture or Other Bonds, prior to the applicable Closing Date will be) duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Indenture constitute, and upon execution and delivery thereof each Bond will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure.  This Agreement, the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, any documents, certificates or other writings identified in

Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such reports, documents, certificates or other writings and such financial statements delivered to each Purchaser prior to the date hereof being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Since December 31, 2009, there has been no change  in  the  financial  condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.  As of each Closing Date, the Company’s Annual Reports on Form 10-K for the periods ending after December 31, 2009, the Company’s Quarterly Reports on Form 10-Q for the periods ending after September 30, 2010, and the Company’s Current Reports on Form 8-K filed after the date hereof, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they are made.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary (including Material Subsidiaries), the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Material Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Material Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.  For the purpose of fulfilling the conditions of Section 4.1 at each Closing, the conditions of Section 4.1 with respect to the representations and warranties contained in this Section 5.4 shall be deemed fulfilled even if the Company dissolves a Material Subsidiary or a Material Subsidiary otherwise ceases to exist, so long as (i) the Company deems such dissolution or ceasing to exist to be in the best interest of the Company, (ii) such dissolution or ceasing to exist will not be expected to have a Material Adverse Effect, and (iii) the representations and warranties in this Section 5.4 are otherwise correct at the time of such Closing.

(d) No Material Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Material Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Material Subsidiary.

Section 5.5. Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement, the Forty-Eighth Supplemental Indenture, or any Other Bonds Supplemental Indenture as applicable, and the Bonds will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Material Subsidiary under, any indenture (except for the lien of the Indenture), mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Material Subsidiary is bound or by which the Company or any Material Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Material Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Material Subsidiary.

Section 5.7. Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, qualification, filing or declaration with, any Governmental Authority is required in connection with the issuance and sale of the Bonds other than an order of the VPSB approving the issuance of the Bonds, which order has been obtained and is in full force and effect and final and all periods of appeal and rehearing by third parties which have not stipulated to the VPSB order as issued have expired and all conditions contained in any such authorization or waiver which are to be fulfilled on or prior to the date of issuance of the Bonds have been fulfilled.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.  Other than as set forth in Schedule 5.8:

(a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Material Subsidiary or any property of the Company or any Material Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Material Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes.  The Company and its Material Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Material Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Material Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.  The Federal income tax liabilities of the Company and its Material Subsidiaries have been audited by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 2006 and the statute of limitations has run out on tax filings through fiscal year 2003.

Section 5.10. Title to Property; Leases.  The Company has good and sufficient title to its properties that it purports to own including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), free and clear of liens prohibited by the Indenture, other than Permitted Encumbrances.  The Indenture describes all real property that the Company owns or holds title to in fee simple.  Each Material Subsidiary has good and sufficient title to its properties that it purports to own including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by such Material Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business).  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Franchises and Permits.  The Company and its Material Subsidiaries hold valid and subsisting franchises, licenses and permits in all incorporated communities served by them, authorizing them to conduct the respective utility businesses in which they are engaged in such communities, and valid and subsisting certificates of public good and other authorizations from other governmental or regulatory authorities.  The franchises, licenses, permits, certificates and other authorizations held by the Company and its Material Subsidiaries are free from unduly burdensome restrictions and are sufficient in every material respect to enable the Company and its Material Subsidiaries to carry on their respective utility businesses as now being conducted by them.  The Company and its Material Subsidiaries are in substantial compliance with all enforceable franchises, licenses, permits, certificates and authorizations held by them.

Section 5.12. Compliance with ERISA.  (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and to the best of the Company’s knowledge no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than an amount equal to 15% of the Company’s consolidated net worth (determined in accordance with GAAP) as of the end of the Company’s most recently ended fiscal quarter.  The  term “benefit  liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board ASC 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is $6,400,000 in excess of plan assets.

(e) The execution and delivery of this Agreement and the Forty-Eighth Supplemental Indenture and any Other Bonds Supplemental Indenture as applicable and the issuance and sale of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Bonds or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof, except with not more than 35 Institutional Investors, each of which has been offered the Bonds at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act.

Section 5.14. Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Bonds as set forth in Schedule 5.14.  No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5%of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Debt; Future Liens.  (a)  Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Material Subsidiaries as of December 31, 2010, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Material Subsidiaries.  Neither the Company nor any Material Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Material Subsidiary and no event or condition exists with respect to any Debt of the Company or any Material Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien, other than Permitted Encumbrances.

Section 5.16. Foreign Assets Control Regulations, Etc.  (a)  Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes.  Neither the Company nor any Material Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the ICC Termination Act of 1995.

Section 5.18. Holding Company Status.  (a)  No Regulated Subsidiary is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005 (the “Holding Company Act”); (b) the Company is a holding company as defined in the Holding Company Act which is exempt from all the provisions of the Holding Company Act and the General Rules and Regulations under the Holding Company Act; and (c) the Company has not taken any action and will not take any action unless required by law which could cause any Purchaser or any other holder of any of the Bonds to become, solely by reason of ownership of Bonds, subject to regulation under the Holding Company Act; provided, however, if any Purchaser becomes, solely by reason of ownership of the Bonds, subject to regulation under the Holding Company Act, the Company, at its expense, will cooperate with the Purchaser and support the Purchaser in seeking an exemption from such regulation or in any other reasonable action which the Purchaser may take in order that the Purchaser shall not be subject to such regulation solely by reason of ownership of the Bonds.

Section 5.19. Environmental Matters.  Other than as set forth in Schedule 5.19, neither the Company nor any Material Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Material Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to each Purchaser in writing:

(a) neither the Company nor any Material Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Material Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Material Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE PURCHASER

Section 6.1. Purchase for Investment.  Each Purchaser severally represents that it is purchasing any Bonds to be purchased by it under this Agreement for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understand that any Bonds to be purchased by it under this Agreement will not be registered under the Securities Act and, if so purchased,  may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds.

Section 6.2. Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of any Bonds to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source is a governmental plan; or

(f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (f); or

(g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA; or

(h) the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of part IV of the INHAM Exemption), the conditions of part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (h).

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	COVENANTS.

The Company covenants that so long as any Purchaser is committed to purchase the Series WW Bonds or any of the Bonds are outstanding:

Section 7.1. Financial and Business Information.  The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of:

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a report of the firm of independent certified public accountants that audited the consolidated financial statements for the Company and its Subsidiaries for the immediately preceding fiscal year to the effect that, in making the examination in connection with its report on such consolidated financial statements, it has obtained no knowledge of any failure by the Company or its Subsidiaries during such fiscal year to comply with the terms, covenants, provisions, or conditions of the Indenture, compliance with which is subject to verification by accountants (or if knowledge of such failure has been obtained, specifying each such failure), it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any such failure by the Company or its Subsidiaries unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit;

provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus (other than in connection with any dividend reinvestment or employee stock ownership plans) and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within ten (10) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within ten (10) days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days after receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder, under the Indenture and under the Bonds as from time to time may be reasonably requested by any such holder of Bonds; and

(h) Litigation Notice — prompt written notice of any action, suit or administrative proceeding to which the Company or any Subsidiary is a party which, if adversely determined, could result in a Material Adverse Effect.

Section 7.2. Officer’s Certificates.  (a)  Covenant Compliance.  Each set of financial statements delivered to a holder of Bonds pursuant to Section 7.1(a) or 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 5.07 through Section 5.10 of the Indenture, inclusive, during the quarterly period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default.  Each set of financial statements delivered to a holder of Bonds pursuant to Section 7.1(a) or 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer containing a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Inspection.  The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4. Recording.  The Company, within 60 days following each Closing Date, (i) shall cause the supplemental indenture providing for the issuance of the Bonds issued and sold at the Closing on such Closing Date to have been recorded with all appropriate authorities to assure the enforceability and perfection of the lien of the Indenture and (ii) will deliver to the Purchasers’ special counsel a supplemental opinion, in form and substance satisfactory to the Purchasers, of Counsel for the Company addressed to the Purchasers stating that the recording has been accomplished and setting forth the specific information with respect thereto.

Section 7.5. Compliance With Law.  The Company will not permit any of its Material Subsidiaries to fail to comply with all valid laws, ordinances, and regulations and requirements applicable to them or their property where any noncompliance could reasonably be expected to have a Material Adverse Effect.

SECTION 8.	HOME OFFICE PAYMENT

So long as any Purchaser or its nominee shall be the holder of any Bond, and notwithstanding anything contained in this Agreement, the Indenture or in such Bond to the contrary, the Company will pay, or cause the Trustee to pay, all sums becoming due on such Bond for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose in such Purchaser’s Purchaser Information Report provided in accordance with Section 4.15 for the Closing at which such Bond was issued and sold, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company and the Trustee in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that upon written request of the Company or Trustee made concurrently with or reasonably promptly after payment or prepayment in full of any Bond, such Purchaser shall surrender such Bond for cancellation, reasonably promptly after any such request, to the Trustee.  Prior to any sale or other disposition of any Bond held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Bond to the Trustee in exchange for a new Bond or Bonds pursuant to Section 12.04 of the Indenture.  The Company will afford the benefits of this Section 8 to any Institutional Investor that is the direct or indirect transferee of any Bond purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Bond as such Purchaser has made in this Section 8.

SECTION 9.	EXPENSES, ETC.

Section 9.1. Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by each Purchaser or holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Indenture or the Bonds to the extent that such amendment, waiver or consent was at the request of the Company (whether or not such amendment, waiver or consent becomes effective).  In connection with the initial issue of the Bonds, the Company will pay, and will save each Purchaser and other holder of a Bond harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Purchaser).

Section 9.2. Survival.  The obligations of the Company under this Section 9 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Indenture or the Bonds, and the termination of this Agreement.

SECTION 10.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT

All representations and warranties contained herein, as of the date made, shall survive the execution and delivery of this Agreement, the Forty-Eighth Supplemental Indenture, each Other Bonds Supplemental Indenture and the Bonds, the purchase or transfer by any Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of a Bond, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Bond.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement, the Forty-Eighth Supplemental Indenture, or any Others Bonds  Supplemental Indenture shall be deemed representations and warranties of the Company as of the date made.  Subject to the preceding sentence, this Agreement, the Indenture and the Bonds embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 11.	AMENDMENT AND WAIVER

Section 11.1. Requirements.  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 16, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Bond at the time outstanding affected thereby, amend any of this Section 11 or Section 15.

The Indenture, the Forty-Eighth Supplemental Indenture, and each Other Bonds Supplemental Indenture may be amended or supplemented in accordance with Article 9 of the Indenture.

Section 11.2. Solicitation of Holders of Bonds.

(a) Solicitation.  The Company will provide each holder of the Bonds (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Bonds.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 11 to each holder of outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Bonds.

(b) Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Bonds as consideration for or as an inducement to the entering into by any holder of Bonds of any waiver or amendment of any of the terms and provisions hereof or of the Bonds unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Bonds then outstanding even if such holder did not consent to such waiver or amendment.

Section 11.3. Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 11 applies equally to all holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Bond nor any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any holder of such Bond.

Section 11.4. Bonds Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, or have directed the taking of any action provided herein or in the Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 12.	NOTICES

All notices and communications, other than financial information required to be sent in Section 7.1(a), (b) and (c), provided for hereunder shall be sufficiently given if in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by electronic communication, or (c) by registered or certified mail with return receipt requested (postage prepaid), or (d) by a recognized overnight delivery service (with charges prepaid), provided, that the financial information required to be sent in Section 7.1(a), (b) and (c) may be sent by first class mail.  Any such notice, communication or financial information must be sent:

(i) if to any Purchaser or its nominee (A) prior to the first Closing Date, to such Purchaser or nominee at:

Metropolitan Life Insurance Company
Investments, Private Placements
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention:  Director
Facsimile No.:  (973) 355-4250
E-mail: ndoyle@metlife.com and ppucompliance@metlife.com

in each case with a copy (other than with respect to deliveries of financial statements) to:

Metropolitan Life Insurance Company
P.O. Box 1902
10 Park Avenue
Morristown, New Jersey 07962-1902
Attention:  Chief Counsel-Securities Investments (PRIV)

or at such other address as such Purchaser or nominee shall have specified to the Company and the Trustee in writing, and (B) otherwise, to such Purchaser or nominee at the address specified therefor in such Purchaser’s Purchaser Information Reports provided in accordance with Section 4.15, or at such other address as such Purchaser or nominee shall have specified to the Company and the Trustee in writing,

(ii) if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company and the Trustee in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, at such other address as the Company shall have specified to the holder of each Bond in writing, or at the e-mail address set forth at the beginning hereof.

SECTION 13.	REPRODUCTION OF DOCUMENTS

This Agreement and the Indenture and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 13 shall not prohibit the Company or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 14.	DEFINITIONS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests (excluding any preferred stock) of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bonds” is defined in Section 1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Hartford, Connecticut or New York, New York are required or authorized to be closed.

“Capitalized Lease” is defined in Section 1.02 of the Indenture.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 15.

“Debt” is defined in Section 1.02 of the Indenture.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default (as defined in Section 6.01 of the Indenture).

“Disclosure Documents” is defined in Section 5.3.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 6.01 of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forty-Eighth Supplemental Indenture” is defined in Section 1.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” is defined in Section 1.02 of the Indenture.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” means, with respect to any Bond, the Person in whose name such Bond is registered in the Bond Register (as defined in the Indenture).

“Holding Company Act” is defined in Section 5.18.

“Indenture” is defined in Section 1.

“INHAM Exemption” is defined in Section 6.2(h).

“Institutional Investor” means (a) any original purchaser of a Bond, or (b) any bank, trust company, savings and loan association, or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Bonds, or (c) the validity or enforceability of this Agreement, the Indenture or the Bonds; provided, however, that in no event shall any change, event, violation, inaccuracy, circumstance or effect that results from (i) changes generally affecting the industry in which the Company currently operates or conducts business or (ii) changes generally affecting the United States economy constitute a Material Adverse Effect.

“Material Subsidiary” means any Regulated Subsidiary and Catamount Resources Corporation.

“Mortgaged Property” is defined in Section 1.02 of the Indenture.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Officer’s Certificate” is defined in Section 1.02 of the Indenture.

“Original Indenture” is defined in Section 1.

“Other Bonds” is defined in Section 1.

“Other Bonds Supplemental Indenture” is defined in Section 1.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Encumbrances” is defined in Section 1.02 of the Indenture.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“Purchaser Information Report” is defined in Section 4.15.

“QPAM Exemption” is defined in Section 6.2(d).

“Regulated Subsidiary” means (i) a subsidiary of the Company which is regulated by the Vermont Public Service Board or any successor regulatory commission or agency to either and any other subsidiary that is subject to federal or state regulation as a public utility company and (ii) C.V. Realty, Inc.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).  For purposes of this definition, each Purchaser with an unfunded commitment to purchase Bonds hereunder shall be deemed to be the holder of such Bonds and such Bonds shall be deemed to be outstanding.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement and/or the Indenture.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or comptroller of the Company.

“Series WW Bonds” is defined in Section 1.

“Source” is defined in Section 6.2.

“Subsidiary” is defined in Section 1.02 of the Indenture.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“this Agreement” is defined in Section 1.

“Trustee” means U.S. Bank National Association, a national banking association, as successor trustee under the Indenture, until a successor trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor.

 “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“VPSB” is defined in Section 4.14.

SECTION 15.	CONFIDENTIAL INFORMATION

For the purposes of this Section 15, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the Indenture that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise legally becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by each Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Bonds), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 15, (iii) any other holder of any Bond, (iv) any Institutional Investor to which it sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15), (vi) any federal, state or provincial regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO, or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds, the Indenture and this Agreement.  Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 15 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or the Indenture or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 15.

SECTION 16.	SUBSTITUTION OF PURCHASER

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Bonds, in whole or in part, that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 16), shall be deemed to refer to such Affiliate in lieu of (if such substitution is in whole) or in addition to (if such substitution is in part) such original Purchaser.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Bonds then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 16), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall have all the rights of an original holder of the Bonds under this Agreement and the Indenture.

SECTION 17.	MISCELLANEOUS

Section 17.1. Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 17.2. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17.3. Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 17.4. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 17.5. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signatures on Following Pages]

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By       /s/ Pamela J. Keefe
Name:               Pamela J. Keefe
Title:               Senior Vice President, Chief
Financial Officer and Treasurer

Signature Page to Bond Purchase Agreement -S-1-

The foregoing is hereby agreed
to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY
on behalf of itself and its Affiliates, as Investment Manager

By      /s/ John A. Tanyeri
Name: John A. Tanyeri
Title:  Director

Signature Page to Bond Purchase Agreement -S-2-

SCHEDULE 5.3

DISCLOSURE MATERIALS
FORM	DATE FILED
10-Q for quarterly period ended June 30, 2010 10-Q for quarterly period ended March 31, 2010	08/06/2010 05/06/2010

FORM	DESCRIPTION OF EVENT	DATE FILED
8-K	2011 Earnings Guidance	02/02/2011
8-K	Settlement Agreement – 7.46% Rate Increase	01/04/2011
8-K	MOU with DPS on Alternative Regulation filing	12/22/2010
8-K	Completion of At the Market Stock Offering	12/03/2010
8-K	$30M VEDA Bond Issuance	12/02/2010
8-K	Entry into VEDA Bond Purchase Agreement	11/19/2010
8-K	Results of Operation – 3rd Qtr 2010	11/10/2010
8-K	News Release –CVPS bills to remain competitive	11/08/2010
8-K	Presentation Edison Electric Institute Conference	11/01/2010
8-K	Entry into HQ Power Contract	08/18/2010
8-K	Results of Operation – 2nd Qtr 2010	08/06/2010
8-K	President Bob Young’s retirement announcement	07/08/2010
8-K	CVPS Analyst Luncheon Meeting	05/27/2010
8-K	Annual Meeting submission of matters to a vote	05/07/2010
8-K	Results of Operation -1st Qtr 2010	05/06/2010
8-K	CVPS to purchase Vermont Marble Power Division	05/04/2010
8-K	Earnings Release – 4th Quarter 2009	03/15/2010
8-K	Compensatory arrangements of certain officers	03/05/2010
8-K	Amendment to Articles of Assoc.	02/16/2010
8-K	Presentation to Wall Street Utility Group	02/02/2010
8-K	2010 Earnings Guidance	01/20/2010
8-K	Entry into Equity Distribution Agreement	01/15/2010

-Schedule 5.3-1

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY, OWNERSHIP OF SUBSIDIARY STOCK,
AFFILIATES OF THE COMPANY, DIRECTORS AND SENIOR OFFICERS OF THE
COMPANY, AND RESTRICTIVE AGREEMENTS OF MATERIAL SUBSIDIARIES

Subsidiaries of the Company

Catamount Resources Corporation formed to hold investments in unregulated business opportunities. Jurisdiction of organization is the state of Vermont.  There is one share of common stock outstanding which is held by Central Vermont Public Service Corporation (100% ownership).

SmartEnergy Water Heating Services, Inc.  – Operation of rental water heater business in Vermont and New Hampshire. Jurisdiction of organization is the state of Vermont. There is one share of common stock outstanding which is held by Catamount Resources Corporation.

CVPSC – East Barnet Hydroelectric, Inc. – Financing & construction of hydroelectric facility in Vermont, leased and operated since September of 1984. Jurisdiction of organization is the state of Vermont. There are five hundred shares of $1.00 par value common stock outstanding which are held by Central Vermont Public Service Corporation (100% ownership).

C.V. Realty, Inc. - Real estate company that owns, buys, sells, and leases real and personal property and interests therein related to the utility business. Jurisdiction of organization is the state of Vermont. There are three hundred shares of $1.00 par value common stock outstanding held by Central Vermont Public Service Corporation (100% ownership).

Affiliates of the Company    (1)

Vermont Electric Power Company, Inc.
Vermont Transco LLC
Vermont Yankee Nuclear Power Corporation

(1) CVPS does not have operating control over any of these Affiliates.

-Schedule 5.4-1

Directors and Senior Officers of the Company

CVPS Board of Directors
Robert H. Young 1995/Chair of the Board, President and Chief Executive Officer, Central Vermont Public Service (1)
William R. Sayre
2006/Lead Director and Chair of the Executive Committee, Central Vermont
Public Service Corporation/President, Duncan Hermanson Corporation,
Bristol, Vermont (Real Estate Investment Company) (1)(3)

Robert L. Barnett
1996/Chair of the Compensation Committee, Central Vermont Public
Service Corporation/Former Executive Vice President, Motorola Inc.,
Schaumburg, Illinois (Communications Equipment) (3)(4)

Janice L. Scites
1998/Chief Executive Officer, MSO Inc., (Property and Casualty Rating/Service
Bureau-Insurance) and President, Scites Associates Inc. Basking Ridge,
New Jersey (Technology and Business Consulting Firm) (3)

Robert G. Clarke 1997/Chair of the Audit Committee, Central Vermont Public Service Corporation/Former Chancellor of the Vermont State Colleges, Waterbury, Vermont (1)(2)(4)	William J. Stenger 2006/President and Chief Executive Officer, Jay Peak Inc., Jay, Vermont (Ski and Summer Resort) (3)
John M. Goodrich 2009/Vice President of Power – Americas, Weidmann Electrical Technology Inc. (electrical insulation for transformer manufacturers and transformer users) (2)
Douglas J. Wacek
2006/Chair of the Corporate Governance Committee, Central Vermont Public Service
Corporation/Former President and Chief Executive Officer, Union Mutual of
Vermont Companies, Montpelier, Vermont (Insurance) (2)(4)

Elisabeth B. Robert 2009/Chief Executive Officer of Terry Precision Cycling (a women's bicycle manufacturing and direct marketing company) (2)	Robert B. Johnston 2010/Executive Vice President and Chief Strategy Officer of The InterTech Group, Inc. (private holding company) (3)
(1) Member of Executive Committee (2) Member of Audit Committee (3) Member of Compensation Committee (4) Member of Corporate Governance Committee

-Schedule 5.4-2-

CVPS Senior Officers
Robert H. Young 1987/President and Chief Executive Officer	Pamela J. Keefe 2006/Senior Vice President, Chief Financial Officer and Treasurer
William J. Deehan 1985/Vice President, Power Planning and Regulatory Affairs	Joseph M. Kraus 1981/Senior Vice President, Operations, Engineering, and Customer Service
Joan F. Gamble 1989/Vice President, Strategic Change and Business Services	Dale A. Rocheleau 2003/Senior Vice President, General Counsel and Corporate Secretary
Brian P. Keefe 2006/Vice President, Government and Public Affairs

Restrictive Agreements of Material Subsidiaries

None

-Schedule 5.4-3-

SCHEDULE 5.5

FINANCIAL STATEMENTS

10-K for fiscal year ended December 31, 2009
10-Q for quarterly period ended September 30, 2010
10-Q for quarterly period ended June 30, 2010
10-Q for quarterly period ended March 31, 2010

-Schedule 5.5-1-

SCHEDULE 5.8

LITIGATION; OBSERVANCE OF AGREEMENT, STATUTES AND ORDERS

None.

-Schedule 5.8-1-

SCHEDULE 5.14

USE OF PROCEEDS

The Proceeds of the bonds will be used to refinance existing debt, to fund capital expenditures, including the CVPS Smart Power Project, for Vermont utility purchases and for general corporate purposes.

-Schedule 5.14-1-

SCHEDULE 5.15

EXISTING DEBT; FUTURE LIENS

Existing Debt at December 31, 2010 of CVPS and Material Subsidiaries

$ 167,500,000	First Mortgage Bonds – (not including $30.0 million of First Mortgage Bonds Series VV issued as security for the $30 million in VEDA Bonds listed below)
$ 10,800,000 (1) $ 30,000,000	Industrial Development Revenue Bonds Vermont Economic Development Authority, Recovery Zone Facility Bonds
$ 4,413,503.00	Capital Leases
$ 13,695,055.02 (amount outstanding)(2) $ 0.00 (amount outstanding)
$40 million Amended and Restated Credit Agreement dated November 3, 2008 between Central Vermont Public Service Corporation and KeyBank National Association.
Catamount Resources Corporation and C.V. Realty, Inc. guarantee CV’s obligations under this agreement.

$15 million Amended and Restated Credit Agreement dated as of December 22, 2010 between Central Vermont Public Service Corporation and TD Bank, National Association. Catamount Resources Corporation and C.V. Realty, Inc. guarantee CV’s obligations under this agreement.

(1) Supported by Letters of Credit totaling $11,148,838.  There were no amounts outstanding under these letters of credit at December 31, 2010.
(2) There is also a $5.5 Million Letter of Credit outstanding under this Agreement.

Future Liens

None.

-Schedule 5.15-1-

SCHEDULE 5.19

ENVIRONMENTAL MATTERS

None.

-Schedule 5.19-1-

EXHIBIT A

FORM OF
FORTY-EIGHTH SUPPLEMENTAL INDENTURE

-Exhibit A-1-

Central Vermont Public Service Corporation

Forty-Eighth Supplemental Indenture

Dated as of June 1, 2011

Amending and Supplementing the
Central Vermont Public Service Corporation Indenture of Mortgage

Dated as of October 1, 1929

Recording Information

_____________________________________ Town Clerk’s Office — Received this Forty-Eighth Supplemental Indenture for record on the _____ day of June, 2011, at ________ O’clock, _. M., and filed the bound copy as Book ___________ in accordance with T 24 VSA, Section 1155, and cross-indexed in the Land Records in Book _________ at Page ______.

Attest:
Town Clerk

Exhibit A
(to Bond Purchase Agreement)

This Forty-Eighth Supplemental Indenture is dated as of June 1, 2011 (hereinafter referred to as the “Supplemental Indenture”) and entered into by and between Central Vermont Public Service Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Vermont, having offices at 77 Grove Street, Rutland, Vermont 05701 (hereinafter referred to as the “Company”), and U.S. Bank National Association, a national banking association (successor to Old Colony Trust Company as trustee and other successor trustees), having an office at 225 Asylum St., Hartford, CT  06103, as Trustee (hereinafter generally referred to as the “Trustee”), with reference to the following Recitals:

Recitals

Whereas, the Company has heretofore executed and delivered to Old Colony Trust Company, as Trustee its Indenture of Mortgage dated as of October 1, 1929 (hereinafter sometimes referred to as the “Original Indenture”) and has executed and delivered to said trustee and various successors, as the case may be, forty-seven indentures supplemental thereto (the Original Indenture, as heretofore amended and supplemented by such forty-seven indentures thereto, and as further supplemented by this Supplemental Indenture is referred to herein as the “Indenture” and capitalized terms used herein not otherwise defined shall have the meaning set forth in the Indenture); and

Whereas, pursuant to the Indenture, all the properties of the Company, whether owned at the time of the execution thereof or thereafter acquired, with certain exceptions and reservations therein fully set forth, were granted, assigned, transferred, mortgaged and pledged to the Trustee, in trust upon the terms and conditions set forth therein, to secure bonds of the Company issued and to be issued in accordance with the terms of the Indenture and for other purposes more particularly set forth therein; and

Whereas, Section 2.06 of the Indenture provides that the Company may issue a series of additional bonds and shall execute and deliver a supplemental indenture for such series and thereafter bonds of such series may be issued from time to time subject to the conditions and provisions of the Indenture; and

Whereas, the Company proposes to issue under the Indenture $40,000,000 in aggregate principal amount of First Mortgage 5.89% Bonds, Series WW, due June 15, 2041 (herein referred to as the “Bonds”),which series (subject to the restrictions and provisions contained in the Indenture) is limited to such aggregate principal amount; and

Whereas, this Supplemental Indenture has been duly and legally authorized by the Board of Directors of the Company in a Board Resolution, and the use of terms and provisions contained herein is in accordance with the Indenture; and

Whereas, the Bonds have been duly authorized by a Board Resolution (a certified copy of which is on file with the Trustee) designating and authorizing the Bonds which are to be redeemable as set forth herein and in the respective form of such Bonds; and

Whereas, the Bonds and the Trustee’s authentication certificate thereon are to be substantially in the forms set forth in Exhibit A hereto; and

Whereas, the Company has determined that all conditions and requirements necessary to make this Supplemental Indenture, in the form and terms hereof, a valid, binding and legal agreement in accordance with its terms and the purposes herein expressed, have been performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized; and

Now, therefore, in confirmation of and supplementing the Indenture and pursuant to, in compliance with and in execution of, the powers and obligations conferred, imposed and reserved therein and every other power, authority and obligation appertaining thereto, in consideration of the premises, and of the acceptance and purchase of the Bonds by the holders thereof, and of the sum of One Dollar duly paid by the Trustee to the Company and of other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Company has given, granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted, conveyed and confirmed and by these presents does give, grant, bargain, sell, transfer, assign, pledge, mortgage, warrant, convey and confirm unto the Trustee, as herein provided, and its successor or successors in the trust hereby created, the following described property, rights, titles and interests of the Company and grants a security interest therein as permitted by applicable law: all and singular the plants, rights, accounts, permits, franchises, privileges, easements and property, real, personal and mixed, now owned by the Company or which may hereafter be acquired by it, together with the rents, issues and profits thereof, including, without limiting the generality of the foregoing, all real property specifically described in Schedule I to the Indenture and in Schedule A hereto, excepting, however, and there are hereby expressly reserved from the lien and effect of the Indenture, all Excepted Property (as defined in the Indenture), provided, however, that if an Event of Default as defined in Section 6.01 of the Indenture shall happen and be continuing and if thereafter the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged Property, as defined in the Indenture, such Trustee or receiver or trustee may, to the extent not prohibited by law, take possession of any and all of the Excepted Property then on hand and use and administer and consume the same to continue the operations of the Mortgaged Property in all respects as if such Excepted Property were part of the Mortgaged Property, accounting therefor, if required by law, to such persons, if any, as may be lawfully entitled to such an accounting.

Subject, however, to Permitted Encumbrances (as defined in Section 1.02 of the Indenture).

To have and to hold, all said property hereby conveyed, assigned, pledged or mortgaged, or intended to be conveyed, assigned, pledged or mortgaged, together with the rents, issues and profits thereof, as well as all such after-acquired property, unto the Trustee, its successor or successors in trust and its assigns forever.

But in trust, nevertheless, for the equal and proportionate benefit and security of the holders of all Bonds now or hereafter issued hereunder, pursuant to the provisions hereof, and for the enforcement of the payment of said Bonds when payable and the performance of and compliance with the covenants and conditions of the Indenture, without any preference, distinction or priority as to lien or otherwise of any Bond or Bonds over others by reason of the difference in time of the actual issue, sale or negotiation thereof or for any other reason whatsoever, except as herein otherwise expressly provided; but so that each and every Bond  now or hereafter issued hereunder shall have the same lien, and so that the interest and principal of every such Bond shall, subject to the terms hereof, be equally and proportionately secured hereby, as if it had been made, executed, delivered, sold and negotiated simultaneously with the execution and delivery hereof.

And it is Hereby Covenanted, Declared and Agreed, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions:

Article One

Terms of the Bonds

Section 1. All Bonds shall be dated the date of issue, except as otherwise provided in Section 2.08 of Article Two of the Indenture.  The Bonds shall be in denominations which are multiples of $1,000.  The Bonds shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 5.89 percent (5.89%) per annum payable semi-annually at the corporate trust office of the Trustee in the City of Hartford, Connecticut (or, if there be a successor to said Trustee, at its designated corporate trust office) or directly to the registered Bondholders pursuant to Section 5.01 of the Indenture on the fifteenth day of June and December of each year, commencing on December 15, 2011, shall mature June 15, 2041, and shall be redeemable as hereinafter provided, provided, however, that the Bonds shall bear interest on any overdue principal, premium, if any, and on any overdue interest (to the extent permitted by law) at a rate of 7.89% per annum.  The Bonds and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A hereto.

Section 2. The Bonds shall be redeemable at the option of the Company in whole, or in part, at any time, in an amount not less than 5% of the aggregate principal amount of the Bonds then outstanding in the case of a partial redemption, upon the notice and in the manner provided in Article Twelve of the Indenture, at 100% of the principal amount of the Bonds to be redeemed and interest thereon to the redemption date plus a premium equal to the Make-Whole Amount, which shall be determined two Business Days prior to the date of such redemption and certified in writing to the Trustee.

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be redeemed pursuant to this Section 2 or has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display  designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i)  of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the  actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  In the case of each determination under clause (ii) of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the U.S. Treasury security having a constant maturity closest to and greater than such Remaining Average Life and (2) the U.S. Treasury security having a constant maturity closest to and less than such Remaining Average Life.  In each case, the Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2 of the Supplemental Indenture or Section 6.01 of the Indenture, as the context requires.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be redeemed pursuant to this Section 2 has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture, as the context requires.

In the event the Company shall exercise any right to make a redemption of the Bonds under this Section 2, it shall give written notice thereof to the Trustee and holders of the Bonds being called for redemption as provided in Section 12.03 of the Indenture.  In the case of a redemption under this Section 2, at least thirty (30) days prior to the date fixed for redemption the Company will furnish written notice to the Trustee and each holder of the Bonds being called for redemption by telecopy or other same-day communication, of the estimated Make-Whole Amount, if any, applicable to such redemption and the calculations, in reasonable detail, used to determine the amount of such Make-Whole Amount and two Business Days prior to the Settlement Date for such redemption, the Company will furnish written notice in the foregoing manner to the Trustee and each holder of the Bonds being called for redemption of the Make-Whole Amount, if any, applicable to such redemption which is payable on the Settlement Date with respect to the related Called Principal, and the calculations used to determine such Make-Whole Amount.

Section 3. Anything in the Indenture or the Bonds to the contrary notwithstanding, any payment of principal, or premium, if any, or interest on the Bonds that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 4. Pursuant to Section 5.01 of the Indenture, so long as the original registered holders or any subsequent registered holder of the Bonds is an Institutional Holder, all payments of interest on the Bonds held by such holder and all payments on account of principal or premium, if any, shall be made directly to such holder or its nominee at such address as may from time to time be furnished by such holder in writing without surrender or presentation of the Bonds held by such holder to the Trustee (except in the case of payment or redemption of any of the Bonds in whole) and with respect to each such original holder or subsequent holder such payments shall be made in accordance with the provisions of any written agreement between such original holder or subsequent holder and the Company which shall have been communicated and consented to by the Trustee.

Section 5. All of the Bonds shall be secured by the Indenture and shall be subject to all of the terms and conditions thereof, as specifically set forth therein.  Except to the extent hereby amended, the Indenture is in all respects hereby ratified, confirmed and approved by the Company.

Article Two

Covenants of the Company

The Company hereby covenants and agrees for the benefit of the holders of the Bonds and their successors in interest that, so long as any Bonds remain Outstanding:

Section 1. Definitions.  For purposes of this Article Two, the following terms have the meanings specified below:

“Current Guarantors” means Catamount Resources Corporation, a Vermont corporation, and C.V. Realty, Inc., a Vermont corporation.

“Primary Credit Facility” means the $40,000,000 revolving credit facility under the Amended and Restated Credit Agreement dated as of November 3, 2008, between the Company and KeyBank National Association, as such facility or agreement may be amended, restated, supplemented, renewed, extended, otherwise modified (including without limitation increases or decreases in the principal amount thereof), refinanced, or replaced from time to time; it being understood that in the event that any such refinancing or replacement consists of multiple facilities or agreements, all such facilities or agreements shall constitute the Primary Credit Facility.

“Required Holders” means the holders of not less than 51% in aggregate principal amount of all the Bonds at the time Outstanding.

Section 2. Accounting Treatment.  Notwithstanding anything in the Indenture, for purposes of determining compliance with the financial covenants contained in the Indenture, any election by the Company to measure an item of Debt using fair value (as permitted by  Financial Accounting Standards Board ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made instead using the par value of such Debt.

Section 3.Guaranties by Subsidiaries.

(a)The Company will not cause or permit any existing or newly acquired or formed Subsidiary of the Company to become obligated as a guarantor under the Primary Credit Facility (other than the Current Guarantors as guarantors under the Primary Credit Facility) unless, prior thereto or concurrently therewith (or, if such Subsidiary becomes so obligated prior to the issuance of the Bonds, concurrently with the issuance of the Bonds), and at the Company’s sole cost and expense, such Subsidiary becomes a guarantor in respect of the Bonds and delivers to each of the holders of the Bonds the following items:

(1)a guaranty of the Bonds executed by such Subsidiary, which guaranty shall be substantially similar in all material respects to the guaranty of such Subsidiary of the Primary Credit Facility, with appropriate modifications to reflect such Subsidiary’s guaranty of the Bonds;

(2)such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such guaranty;

(3)an Opinion of Counsel in form and substance reasonably satisfactory to the Required Holders which shall include, without limitation, opinions to the effect, subject to customary assumptions, qualifications, and exceptions, that (x) such guaranty has been duly authorized, executed, and delivered by such Subsidiary, (y) such guaranty constitutes the legal, valid, and binding contract and agreement of such Subsidiary, enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), and (z) the execution, delivery, and performance by such Subsidiary of such guaranty do not (A) violate any law, rule, or regulation applicable to such Subsidiary or (B) (1) require the creation or imposition of any lien not permitted by Section 5.11 of the Indenture or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement, or other constitutive documents of such Subsidiary or (II) any material agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary may be bound; and

(4)such other certificates, resolutions, opinions, documents, and instruments as may be necessary to give effect to the undertaking of such Subsidiary becoming a guarantor.

(b)In the event that:

 (1) (x) the Company or such Subsidiary is required to obtain the approval of the Vermont Public Service Board (the “VPSB”) in order for such Subsidiary to become a guarantor in respect of the Bonds (the “Bond Guaranty Approval”), (y) the Company or such Subsidiary is required to obtain the approval of the VPSB in order for such Subsidiary to become obligated as a guarantor  under the Primary Credit Facility (the “Primary Credit Facility Approval”), and (z) the Company or such Subsidiary shall have used its best efforts to obtain, but shall have been unsuccessful in obtaining, the Bond Guaranty Approval at the same time that it shall have obtained the Primary Credit Facility Approval; or

(2) (x) the Company or such Subsidiary is required to obtain the Bond Guaranty Approval and  (y) either (A) the Company or such Subsidiary received the Primary Credit Facility Approval prior to February 1, 2011 or (B) neither the Company nor such Subsidiary is required to obtain the Primary Credit Facility Approval;

then, notwithstanding the provisions of Section 3(a), the Company shall not be in default under this Section 3 if it shall cause or permit such Subsidiary to become obligated as a guarantor  under the Primary Credit Facility without such Subsidiary becoming a guarantor in respect of the Bonds and delivering the items described in clauses (1) through (4) of Section 3(a), but only so long as (A) unless and until the VPSB has issued an order denying the Company’s or such Subsidiary’s request for the Bond Guaranty Approval, the Company or such Subsidiary shall use its best efforts to obtain the Bond Guaranty Approval as soon as possible after such Subsidiary shall have become obligated as a guarantor under the Primary Credit Facility and (B) if and when the Company or such Subsidiary shall obtain the Bond Guaranty Approval, such Subsidiary shall become a guarantor in respect of the Bonds and deliver the items described in clauses (1) through (4) of Section 3(a) not later than ten  Business Days thereafter.

(c)If at any time, (i) pursuant to the terms and conditions of the Primary Credit Facility, any Subsidiary of the Company is discharged and released as guarantor  under the Primary Credit Facility (other than the Current Guarantors as guarantors under the Primary Credit Facility) and (ii) the Company shall have delivered to each holder of Bonds an Officer’s Certificate certifying that (x) the condition specified in clauses (i) above has been satisfied and (y) immediately preceding the release of such Subsidiary from its obligations under its guaranty in respect of the Bonds and after giving effect thereto, no Default or Event of Default  existed or will exist, then, upon receipt by the holders of Bonds of such Officer’s Certificate, such Subsidiary will be discharged and released, automatically and without the need for any further action, from its obligations under its guaranty in respect of the Bonds; provided that, if in connection with any discharge and release of a Subsidiary as guarantor  under the Primary Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest or payment of any pre-existing prepayment or similar repayment fee under the Primary Credit Facility in connection with such discharge and release) is paid or given to any holder of Debt under the Primary Credit Facility in connection with such discharge and release, each holder of a Bond shall receive equivalent consideration on a pro rata basis (determined, in respect of revolving credit facilities, based upon the commitment in effect thereunder rather than amounts outstanding thereunder) in connection with the release discharge of such Subsidiary as guarantor in respect of the Bonds.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Bonds agrees to provide to the Company and such Subsidiary, if reasonably requested by the Company or such Subsidiary and at the Company’s expense, written evidence of such discharge and release signed by such holder.
ARTICLE THREE

Miscellaneous Provisions

Section 1. The Trustee shall be entitled to, may exercise and shall be protected by, where and to the full extent that the same are applicable, all the rights, powers, privileges, immunities and exemptions provided in the Indenture as if the provisions concerning the same were incorporated herein at length.  The Trustee under the Indenture shall ex officio be Trustee hereunder.  The recitals and statements in this Supplemental Indenture and in the Bonds shall be taken as statements by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Supplemental Indenture or of the Bonds, and the Trustee makes no covenants or representations, and shall not be responsible, as to and for the effect, authorization, execution, delivery or recording of this Supplemental Indenture.

Section 2. This Supplemental Indenture shall become void if and when the Original Indenture as heretofore supplemented and amended shall be void.

Section 3. The Indenture as supplemented hereby is ratified and confirmed.

Section 4. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signatures on Following Pages]

In Witness Whereof, said Central Vermont Public Service Corporation has caused this instrument to be signed, and its corporate seal attested by its Assistant Corporate Secretary to be hereunto affixed, by Pamela J. Keefe, its Senior Vice President in that behalf duly authorized, and said U.S. Bank National Association has caused this instrument to be executed in its corporate name by its Officer all as of the day and year first above written.

Central Vermont Public Service Corporation

By /s/Pamela J. Keefe
Pamela J. Keefe
Its Senior Vice President
Attest:

/s/Mary C. Marzec
Mary C. Marzec
Assistant Corporate Secretary

Signed, sealed and delivered on
behalf of Central Vermont Public
Service Corporation in the presence of:

(Corporate Seal)

/s/Kathleen Watts
Kathleen Watts

/s/Paula Bishop
Paula Bishop

U.S. Bank National Association,
as Trustee

By /s/Kathy L. Mitchell
Kathy L. Mitchell
Its Vice President

Signed and delivered on
behalf of U.S. Bank National
Association in the presence of:

/s/Mark A. Forgetta
Mark A. Forgetta

/s/Karen R. Felt
Karen R. Felt

State of Vermont)
)SS.
County of Rutland)

On this __st day of ____, A.D. 2011, before me, a Notary Public in and for said State, duly commissioned and acting as such, personally came Pamela J. Keefe, Senior Vice President of said Central Vermont Public Service Corporation, to me personally known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in Brandon, Vermont; that she is Senior Vice President of Central Vermont Public Service Corporation, the Corporation described in and which executed the foregoing instrument as party of the first part; that she knows the seal of said Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that she signed her name thereto by like order, and she acknowledged and declared that she executed the foregoing instrument and caused the seal of said Central Vermont Public Service Corporation to be affixed thereto as its Senior Vice President by authority of the Board of Directors of said Corporation, and acknowledged the same to be her free act and deed, and the free act and deed of said Corporation.

Witness my hand and official seal the day and year aforesaid.

/s/Melissa Stevens
Melissa Stevens, Notary Public

My commission expires February 10, 2013

(Notarial Seal)

State of Connecticut)
)SS.
County of Hartford)

On this __st day of ____, A.D. 2011, before me, a Notary Public in and for said Commonwealth, duly commissioned and acting as such, personally came Kathy L. Mitchell, Vice President of U.S. Bank National Association, to me known and known to me to be one of the persons named in and who executed the foregoing instrument, and who being duly sworn by me deposed and said: that she resides in West Hartford, Connecticut; that she is a Vice President of U.S. Bank National Association, the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by authority of said Bank, and she acknowledged the same to be her free act and deed, and the free act and deed of said Bank.  And Kathy L. Mitchell, a Vice President of said U.S. Bank National Association, further acknowledged that she accepted the trust hereinbefore created for, and on behalf of, said U.S. Bank National Association, Trustee, upon the terms therein named.

Witness my hand and official seal the day and year aforesaid.

/s/Susan P. McNally
Susan P. McNally, Notary Public

My commission expires March 31, 2013

(Notarial Seal)

(Form of Series WW Bonds)

Central Vermont Public Service Corporation

First Mortgage 5.89% Bond, Series WW, due June 15, 2041

No. RWW-_______	$____________
PPN	June 15, 2011

Central Vermont Public Service Corporation, a Vermont corporation (hereinafter called the “Company”), for value received, hereby promises to pay to _________________ or registered assigns, the sum of _________________________________ DOLLARS on the 15th day of June, 2041, and to pay to the registered holder interest (computed on the basis of a 360-day year of twelve 30-day months) on said sum from the date hereof until the same shall be paid, at the rate of 5.89% per annum, payable semi-annually on the 15th day of June and December in each year, commencing on December 15, 2011 until the payment of the said principal of this Bond becomes due and payable.  This Bond shall bear interest on any overdue principal, premium, if any, and on any overdue interest to the extent permitted by law, at a rate of 7.89%.  The principal of, premium, if any, and the interest on this Bond shall be payable at the corporate trust office of U.S. Bank National Association in the City of Hartford, Connecticut, or its successor in trust under the Indenture hereinafter referred to, at its designated corporate trust office, in coin or currency of the United States of America which, at the time of payment is legal tender for the payment of public and private debts; provided, that the principal, premium and interest on this Bond may be paid by written agreement between the Company and with the Bondholder by check mailed or wire transfer to the Bondholder, as specified in such agreement.

This Bond is one of a series of Bonds designated “First Mortgage 5.89% Bonds, Series WW (the “Series WW Bonds”).  The Bonds are part of an issue of bonds of the Company authorized, without limit as to aggregate amount issued or outstanding except as provided in the Indenture hereinafter mentioned, issued and to be issued under and pursuant to and all equally and ratably secured by an Indenture dated as of October 1, 1929 (said Indenture, as amended and supplemented by certain supplemental indentures later executed including the Forty-Eighth Supplemental Indenture dated as of June 1, 2011 (the “Supplemental Indenture”) pursuant to which the Bonds are being issued, being herein referred to as the “Indenture”) duly executed and delivered by the Company to U.S. Bank National Association (as successor to Old Colony Trust Company as trustee and other successor trustees) (the “Trustee”), to which Indenture reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of the Bonds and of the Trustee in respect of such security.  By the terms of the Indenture, the Bonds to be secured thereby are issuable in series which may vary as to date, amount, date of maturity, rate of interest, and in other respects as provided in the Indenture.

Exhibit A
(to Bond Purchase Agreement)

This Bond shall be redeemable at the option of the Company in whole, or in part, at any time, in an amount not less than 5% of the aggregate principal amount of the Bonds then outstanding in the case of a partial redemption, upon the notice and in the manner provided in Article Twelve of the Indenture, at 100% of the principal amount of the Bonds to be redeemed and interest thereon to the redemption date plus a premium equal to the Make-Whole Amount (defined below), which shall be determined two Business Days prior to the date of such redemption and certified in writing to the Trustee.

The term “Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be redeemed pursuant to Section 2 of the Supplemental Indenture or has become or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i)  of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the  actively traded on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and

(2) the actively traded on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  In the case of each determination under clause (ii) of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the U.S. Treasury security having a constant maturity closest to and greater than such Remaining Average Life and (2) the U.S. Treasury security having a constant maturity closest to and less than such Remaining Average Life.  In each case, the Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2 of the Supplemental Indenture or Section 6.01 of the Indenture, as the context requires.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be redeemed pursuant to Section 2 of the Supplemental Indenture has became or is declared to be immediately due and payable pursuant to Section 6.01 of the Indenture, as the context requires.

In case an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable prior to maturity as provided in the Indenture.  No recourse shall be had for the payment of the principal, premium, if any, or interest of this Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator, stockholder, officer or director, past, present or future, of the Company, either directly or through the Company, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers being waived and released by the holder hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.

This Bond is transferable by the registered holder hereof, in person or by attorney duly authorized, at the corporate trust office of the Trustee in the City of St. Paul, Minnesota, upon surrender and cancellation of this Bond, and upon any such transfer a new registered Bond or Bonds of the same series and maturity date and for the same aggregate principal amount will be issued to the transferee in exchange herefor.  This Bond shall not be valid or become obligatory for any purpose unless and until it shall have been authenticated by the execution by the Trustee or its successor in trust under the Indenture of the certificate endorsed hereon.

In Witness Whereof, Central Vermont Public Service Corporation has caused this Bond to be executed in its name by the manual or facsimile signature of its President or one of its Vice-Presidents, and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries, this 15th day of June, 2011.

Central Vermont Public Service Corporation

By____________________________________

Attest:

____________________________________

(Form of Trustee’s Certificate)

Trustee’s Certificate of Authentication

This Bond is one of the Series WW Bonds described in the within mentioned Indenture.

U.S. Bank National Association,
Trustee

By____________________________________
Authorized Officer

Description of Real Property

All land and premises, rights, privileges and easements conveyed or purported to have been conveyed to the Company in and by the following described deeds and the records thereof are hereby incorporated herein by reference:

Properties not previously described:

Schedule A
(to Forty-Eighth Supplemental Indenture)

EXHIBIT 4.4(a)

MATTERS TO BE COVERED IN OPINION OF
VERMONT COUNSEL TO THE COMPANY

The closing opinion of Jeanne E. Burns, Associate Corporate Counsel and Vermont counsel for the Company, to be delivered at each Closing pursuant to Section 4.4(a) of this Agreement (herein, the “Bond Purchase Agreement”), shall cover the following matters:

1.           The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Vermont and has the corporate power and authority to carry on its business and to own, lease and operate its properties.

2.           The Company is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect.

3.           The Company has the corporate power and authority to execute and deliver and perform its obligations under the Bond Purchase Agreement, the Company’s First Mortgage Bonds to be issued and sold at such Closing (herein, the “Bonds”), and the Supplemental Indenture dated as of [__________], 20[__], entered into by the Company and the Trustee providing for the issuance of the Bonds (herein, the “Supplemental Indenture”).

4.           The Bond Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

5.           The Supplemental Indenture has been duly authorized, executed and delivered by the Company and the Indenture, including the Supplemental Indenture, constitutes a legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.  It should be noted that a purchaser at a foreclosure sale or otherwise would have to obtain certain consents, approvals and qualifications in order to own and operate the Company’s property in the various jurisdictions in which it is located.

6.           The Bonds have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.  The Bonds are entitled to the security and benefits of the Indenture and are so secured equally and ratably with all other bonds outstanding under the Indenture (except insofar as the benefit of any sinking or other fund established for the bonds of any particular series may be limited to the bonds of that series).

-Exhibit 4.4(a)-1-

7.           The execution, delivery and performance by the Company of the Bond Purchase Agreement, the Supplemental Indenture, and the Bonds (i) have been duly authorized by all requisite corporate action, (ii) do not require the consent or approval of any governmental or regulatory body or agency other than the consent of the Vermont Public Service Board which has been obtained and the appeal period for which has expired, and (iii) will not (A) violate (I) any provision of law, statute, rule or regulation or its Articles of Association or By-laws, (II) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (III) any provision of any material indenture, agreement or other material instrument to which it is a party or by which its properties or assets are or may be bound, (B) conflict with or result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Company is a party or by which its properties or assets are or may be bound, or (C) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of the Company (other than the lien of the Indenture), or accelerate any other obligation of the Company under or pursuant to any such indenture, agreement or instrument, or require the approval of any stockholder, creditor or any other nongovernmental person, firm or corporation.

8.           To the best of my knowledge after due inquiry, the Company has good, marketable and indefeasible title to all real property and good title to all personal property owned by it which is material to the business of the Company, free and clear of all liens, subject only to Permitted Encumbrances as defined in the Indenture.

9.           The Supplemental Indenture to be recorded in the State of Vermont is in form satisfactory for recording.  The recording of the Supplemental Indenture in the office of the respective City or Town Clerk of each of the locations in the State of Vermont listed in Schedule 1 to such opinion, and the filing and recording of a financing statement in the form attached to such opinion in the office of the Secretary of State of the State of Vermont, are the only recordings or filings in the State of Vermont necessary to publish notice of and to establish of record the rights of the parties thereto and to perfect the liens and security interests granted by the Company in the Mortgaged Property (including fixtures) pursuant to the Indenture.  Such financing statement complies in all respects with applicable provisions of the Uniform Commercial Code as in effect in the State of Vermont (herein, the “UCC”) and is in appropriate form for filing and the description therein of the property covered thereby is adequate to permit the perfection of such security interest.  No documents or instruments other than those referred to in this paragraph need be recorded, registered or filed in any public office in the State of Vermont in order to publish notice of the Indenture or to perfect such liens and security interests or for the validity or enforceability of the Indenture or to permit the Trustee to enforce its rights thereunder in the courts of the State, except as provided in paragraph 5 above.  The provisions of the Indenture are sufficient to create in favor of the Trustee a valid security interest in all right, title and interest of the Company in those items and types of Mortgaged Property described in the Indenture in which a security interest may be created under Article 9 of the UCC.  The Indenture constitutes a first lien (subject only to Permitted Encumbrances) upon and security interest in all right, title and interest of the Company in those items and types of Mortgaged Property described in the Indenture in which a security interest may be perfected under the UCC by the filing of such financing statements under the UCC.

-Exhibit 4.4(a)-2-

10.           The Supplemental Indenture has been duly recorded in Rutland, Vermont and has been forwarded via United States certified mail or delivered for recording to all other locations in Vermont in which any property intended to be subject to the lien of the Indenture is located and in which such recording is required to protect and preserve the lien of the Indenture and the security interest created thereby.  Financing statements in respect of the Supplemental Indenture have been filed in all places in which such filings are required to protect and preserve the lien of the Indenture and the security interest created thereby.

11.           Under the laws of the State of Vermont, no mortgage, documentary, stamp or similar tax is payable in connection with the execution, delivery or recording of the Supplemental Indenture or the filing of the financing statement, other than the payment of nominal recording and filing fees paid upon the recording and filing of the Supplemental Indenture and the financing statement.

12.           There are no legal or governmental proceedings pending or, to my knowledge, threatened to which the Company is or could be a party or to which any of its property is or could be subject, which could reasonably be expected to result, singly or in the aggregate, in a material adverse effect, except as set forth in Schedule 5.8 to the Bond Purchase Agreement.

13.           The Company has such authorizations of, and has made all filings with and notices to, all governmental or regulatory authorities and self regulatory organizations and all courts and other tribunals, including without limitation, under any applicable Environmental Laws, as are necessary to own, lease, license and operate its respective properties and to conduct its business, except where the failure to have any such authorization or to make any such filing or notice would not, singly or in the aggregate, have a material adverse effect.  Each such authorization is valid and in full force and effect and the Company is in compliance with all the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and no event has occurred (including the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any such authorization or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any such authorization, and such authorizations contain no restrictions that are burdensome to the Company, except where such failure to be valid and in full force and effect or to be in compliance, the occurrence of any such event or the presence of any such restriction would not, singly or in the aggregate, have a material adverse effect.

14.           The Company is exempt from all provisions of the Public Utility Holding Company Act of 2005.

15.           On or prior to [__________], 20[__], the Supplemental Indenture was forwarded via United States certified mail or delivered for recording to all required locations in New Hampshire, New York, Maine and Connecticut (and financing statements in respect thereof were filed) in which any property intended to be subject to the lien of the Indenture is located and in which such recording (and filing in the case of the financing statements) is required to protect and preserve the lien of the Indenture and the security interest created thereby.

-Exhibit 4.4(a)-3-

16.           It is not necessary under the circumstances contemplated by the Bond Purchase Agreement to register the offer and issuance of the Bonds under the Securities Act of 1933, as amended, or to qualify any indenture under the Trust Indenture Act of 1939, as amended.

Such opinion shall also cover such other matters incident to the transactions contemplated by the Bond Purchase Agreement and the Supplemental Indenture as the Purchasers or their special counsel may reasonably request.

-Exhibit 4.4(a)-4-

EXHIBIT 4.4(b)

MATTERS TO BE COVERED IN OPINION OF
NEW HAMPSHIRE COUNSEL TO THE COMPANY

The closing opinion of New Hampshire counsel for the Company, to be delivered at each Closing pursuant to Section 4.4(b) of this Agreement, shall cover the following matters:

1.           The Company is duly qualified to transact business in the State of New Hampshire (herein, the “State”) and is in good standing as a foreign corporation under the laws of the State.

2.           Except for filings which are necessary to perfect the security interests granted under the Supplemental Indenture dated as of [__________], 20[__], entered into by the Company and the Trustee providing for the issuance of the Company’s First Mortgage Bonds to be issued and sold at such Closing (herein, the “Supplemental Indenture”), no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the State are necessary for the execution, delivery or performance of the Supplemental Indenture by the Company.

3.           The execution and delivery by the Company of the Supplemental Indenture and the consummation of the transactions contemplated thereby do not conflict with or violate any State law, rule, regulation or ordinance applicable to Company.

4.           The Supplemental Indenture is in proper form for recording and has been recorded in the offices of the Registries of Deeds for the Counties of Cheshire, Grafton and Sullivan in the State, and the financing statement has been filed for record in the office of the Secretary of State of the State (herein, the “Secretary of the State”).  Such filings and recordings are the only recordings or filings necessary to publish notice of and to establish or record the rights of the parties thereto and to perfect the liens and security interests granted by the Company in the Mortgaged Property (including fixtures) pursuant to the Indenture, subject to other property interests, liens and security interests having priority with respect thereto.  The financing statement complies in all respects with applicable provisions of the Uniform Commercial Code as in effect in the State (herein, the “UCC”) and is in appropriate form for filing or recording and the description therein of the property covered thereby is adequate to permit the perfection of such security interests.  No documents or instruments other than those referred to in this paragraph need be recorded, registered or filed in any public office in the State in order to publish notice of the Indenture to perfect such liens and security interests or for the validity or enforceability of the Indenture or the financing statement or to permit the Trustee to enforce its rights thereunder in the courts of the State, subject to the exceptions noted above.

5.           Under the laws of the State, except for routine recording and filing fees to be paid to the Registries of Deeds for the Counties of Cheshire, Grafton and Sullivan in the State and the Secretary of State of the State, no recording, filing, privilege or other tax must be paid by the Company in connection with the execution, delivery or recordation of the Supplemental Indenture or the financing statement.

-Exhibit 4.4(b)-1-

6.           The foreclosure of the Indenture to be recorded in the State, exercise of the Trustee’s power of sale, or exercise of any other remedy provided in the Indenture in a commercially reasonable manner will not in any manner restrict, affect or impair the liability of Company with respect to the indebtedness secured thereby or the rights and remedies with respect to the foreclosure or enforcement of any other security interests or liens securing such indebtedness, to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of such Indenture, exercise of such power of sale or as a result of the exercise of any other remedy.

Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement or the Supplemental Indenture as the Purchasers or their special counsel may reasonably request.

-Exhibit 4.4(b)-2-

EXHIBIT 4.4(c)

MATTERS TO BE COVERED IN OPINION OF
CONNECTICUT COUNSEL TO THE COMPANY

The closing opinion of Connecticut counsel for the Company, to be delivered at each Closing pursuant to Section 4.4(c) of this Agreement, shall cover the following matters:

1.           The Company is duly qualified as a foreign corporation authorized to do business under the laws of the State of Connecticut (herein, “Connecticut” or the “State”) and under Connecticut law may own an ownership interest in electric generation facilities in Connecticut.

2.           The Supplemental Indenture dated as of [__________], 20[__], entered into by the Company and the Trustee providing for the issuance of the Company’s First Mortgage Bonds to be issued and sold at such Closing (herein, the “Supplemental Indenture”) has been duly recorded in the Office of the Secretary of State of Connecticut (herein, the “Secretary”) and certificates of mortgage relating thereto have been duly recorded in the Land Records of the Towns of Berlin and Waterford, Connecticut, and no other recordings and filings are necessary to publish record notice of the modification of the Indenture of Mortgage between the Company and the Trustee, as amended, restated and supplemented by the previous supplements thereto (the “Original Indenture”) pursuant to the Supplemental Indenture (the Original Indenture as so modified by the Supplemental Indenture, hereinafter the “Indenture”) or to perfect the lien of the Indenture as to the Mortgaged Property (including fixtures) located in the State.  The Indenture constitutes a valid mortgage lien upon and security interest in the Company’s personal property located in Berlin, Connecticut and the Company’s ownership interest in the site and facilities of Millstone Unit No. 3 in Waterford, Connecticut, all as now owned by the Company, and all fixtures appertaining thereto (herein, the “Connecticut Property”).  We note that the Company’s ownership interest in the Connecticut Property is as tenant in common with the other owners thereof and that the interests of the Company’s co tenants may be subject to the liens of mortgages granted by such co tenants, none of which, to our knowledge, encumber the Company’s interest therein.

3.           Under the laws of the State, no mortgage, documentary, stamp or similar tax is payable in connection with the execution, delivery or recording of the Supplemental Indenture other than the payment of a recording fee in connection with the recording of the Supplemental Indenture in the office of the Secretary and other nominal recording fees paid upon the recording of certificates of mortgage relating to the Supplemental Indenture in the land records of the Towns of Berlin and Waterford, Connecticut, which fees have been paid.

4.           No authorization, consent or approval of, or notice to, or filing, qualification, registration or declaration with, the Connecticut Department of Public Utility Control is required in connection with the execution, delivery or performance of the Supplemental Indenture by the Company.

5.           The execution and delivery by the Company of the Supplemental Indenture and the consummation of the transactions contemplated thereby do not conflict with or violate any State law, rule, regulation or ordinance applicable to the Company.

-Exhibit 4.4(c)-1-

Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement and the Supplemental Indenture as the Purchasers or their special counsel may reasonably request.

-Exhibit 4.4(c)-2-

EXHIBIT 4.4(d)

MATTERS TO BE COVERED IN OPINION OF
MAINE COUNSEL TO THE COMPANY

The closing opinion of Maine counsel for the Company, to be delivered at each Closing pursuant to Section 4.4(d) of this Agreement, shall cover the following matters:

1.           The Company is duly qualified to do business in the State of Maine (herein, the “State”) and is in good standing as a foreign corporation under the laws of the State.

2.           Except for filings which are necessary to perfect the security interests granted under the Indenture, as previously amended and supplemented and as further supplemented by the Supplemental Indenture dated as of [__________], 20[__], entered into by the Company and the Trustee providing for the issuance of the Company’s First Mortgage Bonds to be issued and sold at such Closing (herein, the “Supplemental Indenture”, collectively, the “Indenture”) and such other filings, authorizations or approvals as are specifically contemplated in the Indenture, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the State are necessary for the execution and delivery of the Forty Sixth Supplemental Indenture by the Company or the performance of its obligations thereunder.

3.           The counterpart of the Supplemental Indenture is in form satisfactory for recording.  The Supplemental Indenture has been duly recorded in the office of the Registry of Deeds for the County of Cumberland, Maine, and such recording is the only recording or filing necessary in the State to perfect the liens and security interests granted by the Company pursuant to the Indenture in the Mortgaged Property (including fixtures) in the State covered thereby.  No documents or instruments other than those referred to in this paragraph need be recorded, registered or filed in any public office in the State in order to publish notice of the Indenture or to perfect such lien and security interests or for the validity or enforceability of the Indenture or to permit the Trustee to enforce its rights thereunder in the courts of the State (although additional documents or instruments would, at the time, be necessary in connection with any court proceedings or enforcement action).

4.           The execution and delivery by the Company of the Supplemental Indenture and the consummation of the transactions contemplated therein do not conflict with or violate any State law, rule, regulation or ordinance applicable to Company.

5.           Under the laws of the State, except for nominal filing and recording fees, no recording, filing, privilege or other tax must be paid by the Company in connection with the execution, delivery, filing or recordation of the Supplemental Indenture.

6.           The proper foreclosure of the Indenture to be recorded in the State, the proper exercise of the Trustee’s power of sale or the proper exercise of any other remedy provided in the Indenture will not restrict, affect or impair the liability of the Company with respect to the indebtedness secured thereby or the rights and remedies with respect to the foreclosure or enforcement of any other security interests or liens in the State securing such indebtedness, to the extent any deficiency remains unpaid  after application of the proceeds of the foreclosure of such

-Exhibit 4.4(d)-1-

Indenture, exercise of such power of sale or as a result of the exercise of any other remedy.  However, mortgage foreclosure procedures under State law which allow the mortgagee to preserve the right to seek a deficiency judgment include provisions such that the amount of such deficiency may be reduced in the situation where a mortgagee or its affiliate acquires property at foreclosure with a bid price which is less than the fair market value of the property acquired.  In addition, the Trustee is subject to the application of equitable principles, such as the doctrine of election of remedies.

Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement and the Supplemental Indenture as the Purchasers or their special counsel may reasonably request.

-Exhibit 4.4(d)-2-

EXHIBIT 4.4(e)

MATTERS TO BE COVERED IN OPINION OF
NEW YORK COUNSEL TO THE COMPANY

The closing opinion of New York counsel for the Company, to be delivered at each Closing pursuant to Section 4.4(e) of this Agreement, shall cover the following matters:

1.           The Company is duly qualified to do business in the State of New York and is in good standing as a foreign corporation under the laws of the State of New York.

2.           Except for filings which are necessary to perfect the security interests granted under the Supplemental Indenture dated as of [__________], 20[__], entered into by the Company and the Trustee providing for the issuance of the Company’s First Mortgage Bonds to be issued and sold at such Closing (herein, the “Supplemental Indenture”) and such other filings, authorizations or approvals as are specifically contemplated by the Supplemental Indenture, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the State of New York are necessary for the execution, delivery or performance of the Supplemental Indenture by the Company.

3.           The execution and delivery by the Company of the Supplemental Indenture and the consummation of the transactions contemplated thereby do not conflict with or violate any law, rule, regulation or ordinance of the State of New York applicable to the Company.

4.           The Supplemental Indenture is in form satisfactory for recording.  The Supplemental Indenture has been duly recorded in the offices of the County Clerks for the Counties of Rensselar and Washington, State of New York (herein, the “Recording Offices”), and such recording, and the filing of the financing statement in the form annexed to such opinion as Exhibit “A” in the Office of the Department of State of the State of Vermont, are the only recordings or filings (except for submission of the Mortgage Tax Affidavit to the Recording Offices pertaining to the Mortgage Tax imposed by Article 11 of the New York State Tax Law) necessary to publish notice of and to establish of record the rights of the parties thereto and to perfect the liens and security interests granted by the Company pursuant to the Indenture in the Mortgaged Property (including fixtures) covered thereby that is located in the Counties of Rensselaer and Washington, State of New York.  Such financing statement complies in all respects with applicable provisions of the Uniform Commercial Code as in effect in the States of New York and Vermont and is in appropriate form for filing and the description therein of the property covered thereby is adequate to permit the perfection of such security interests.  No documents or instruments other than those referred to in this paragraph need be recorded, registered or filed in any public office in the State of New York in order to publish notice of the Indenture or to perfect such liens and security interests or for the validity or enforceability of the Indenture or to permit the Trustee to enforce its rights thereunder in the courts of the State of New York, except that additional

-Exhibit 4.4(e)-1-

documents or instruments would be required to be filed in connection with any court proceedings or enforcement actions.

5.           Notwithstanding Section 17.03 of the Indenture, New York law is mandatorily applicable to the provisions of the Indenture that pertain to the foreclosure of property located in the State of New York (herein, the “Foreclosure Provisions”).  The Foreclosure Provisions are enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors rights or contractual obligations generally and by an implied covenant of good faith and fair dealing.

6.           Under the laws of the State of New York, no mortgage, documentary, stamp or similar tax is payable in connection with the execution, delivery or recording of the Supplemental Indenture, other than the payment of (i) a recording tax imposed by Article 11 of the New York State Tax  Law in connection with the Supplemental Indenture, which tax is subject to review and adjustment by the State of New York and (ii) nominal recording and filing fees paid upon the recording and filing of the Supplemental Indenture and Mortgage Tax Affidavit.

7.           Subject to the procedural requirements set forth in Articles 13 and 14 of the New York State Real Property Actions and Proceedings Law (herein, “RPAPL”), and as discussed in the exceptions to such opinion, and subject to the provisions dealing with the obtaining of a deficiency judgment after the foreclosure of a mortgage set forth in Articles 13 and 14 of the RPAPL, the foreclosure of the Indenture or the exercise of any other remedy provided in the Indenture with respect to the Company’s property subject to the lien of the Indenture, will not in any manner restrict, affect or impair the liability of the Company with respect to the indebtedness secured thereby (herein, “Indebtedness”) or the rights and remedies with respect to the foreclosure or enforcement of any other security interests or liens securing the Indebtedness, to the extent any deficiency remains unpaid after application of the proceeds of such foreclosure of the Indenture, or as a result of the exercise of any other remedy with respect to the Company’s property subject to the lien of the Indenture; provided that, pursuant to Section 1301 of the RPAPL, while an action to recover any portion of the Indebtedness is pending, or after final judgment for the plaintiff therein, no other action may be commenced or maintained to recover any part of the Indebtedness without leave of the court in which the former action was brought.

Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement and the Supplemental Indenture as the Purchasers or their special counsel may reasonably request.

-Exhibit 4.4(e)-2-

EXHIBIT 4.15

FORM OF
PURCHASER INFORMATION REPORT

Name and Address of Purchaser:

[NAME OF PURCHASER] [Address of Purchaser] [Address of Purchaser]

Principal Amount and Series of Bonds to be Purchased and Closing Date:	$[__],000,000 Series [__] Bonds $[__],000,000 Series [__] Bonds [__________], 20[__]

Payments:

All payments on account of the Bonds shall be made by crediting in the form of bank wire transfer of Federal or other immediately available funds (identifying each payment as CVPSC First Mortgage Bonds, Private Placement Number¸ principal, interest, make-whole amount, or otherwise, and confirming principal balance):

Bank: ABA Routing #: Account No.: Account Name: Ref:	CVPSC First Mortgage Bonds

For all payments other than scheduled payments of principal and interest, the Company shall seek instructions from the holder, and in the absence of instructions to the contrary, will make such payments to the account and in the manner set forth above.

Notices:

1. Send All Communications and Notices to:

[NAME OF PURCHASER] [Address of Purchaser] [Address of Purchaser] Attention: [__________] Facsimile No.: [__________] E-mail Address: ndoyle@metlife.com and ppucompliance@metlife.com in each case with a copy OTHER than with respect to deliveries of financial statements to:

[NAME OF PURCHASER] [Address of Purchaser] [Address of Purchaser] Attention: [__________] Facsimile No.: [__________]

-Exhibit 4.15-1-